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                                                                  EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


         We consent to the incorporation by reference in this Registration Statement of Cymer, Inc. (the Company) on Form S-8 of our report dated August 9, 1996 (August 21, 1996 as to the second paragraph in Note 1 and Note 12; which report contains an explanatory paragraph that describes a change during 1994 in the Company's method of accounting for the accretion on the Company's Redeemable Convertible Preferred Stock), appearing in the Company's Prospectus, filed pursuant to Rule 424(b) of the Securities Act of 1933 on September 18, 1996, in connection with Registration Statement No. 333-08383 of Cymer, Inc. on Form S-1, which Prospectus is incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP


San Diego, California
November 20, 1996